PRESS RELEASE                                                       EXHIBIT 99.1

For further information:

Roy E. Crippen
President & Chief Executive Officer
+1.256.837.2620
rcrippen@digitalfusion.com


           Digital Fusion Reports Fourth Quarter and Year End Results

HUNTSVILLE, AL. - March 16, 2004, Digital Fusion, Inc. (OTCBB: DIGF), a business and information technology (IT) services provider, today announced financial results for the fourth quarter ended December 31, 2003.

Financial Comparisons
For the quarter ended December 31, 2003, revenues were $1.5 million versus $2.0 million for the same quarter in the previous year. The decrease in revenues during the fourth quarter 2003 compared to the same period last year was primarily due to the reduction in IT spending by our customers. Net income for the quarter ended December 31, 2003 was $168,000 compared to a net loss of $1.4 million for the same quarter in the previous year. During the quarter ended December 31, 2002, the Company recorded a goodwill impairment of $1.2 million and reduced its severance and restructuring accrual by $89,000. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter ended December 31, 2003 (excluding goodwill impairment and gain on severance and restructuring) were $215,000 verses ($169,000) for the same quarter in the previous year.

For the year ended December 31, 2003, revenues were $6.4 million versus $9.5 million for the twelve-month period in the previous year. The decrease in revenues during the year ended December 31, 2003 compared to the same period the previous year was primarily due to the reduction in IT spending by our customers. Net loss for the year ended December 31, 2003 was $394,000 verses a net loss of $403,000 for the year ended December 31, 2002. During the year ended December 31, 2002, the Company recorded a goodwill impairment of $1.2 million, a gain on forgiveness of legacy debts of $1.6 million and reduced its severance and restructuring accrual by $271,000. EBITDA for the year ended December 31, 2003 (excluding goodwill impairment, gain on forgiveness of legacy debts, and gain on severance and restructuring costs) were ($40,000) versus ($635,000) for the twelve-month period in the previous year.

Business Discussion
Consulting revenues were down approximately $100,000 in the fourth quarter of 2003 compared to the third quarter primarily due to the fewer consulting days available as a result of the holiday season. Consulting operating margins increased from 26.4% to 28.6% between the third and fourth quarter of 2003.

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

Revenue from product sales through the company's General Services Administration
(GSA) schedule for the quarter ended December 31, 2003 decreased $61,000 to $113,000 in the fourth quarter 2003 compared to the third quarter. The company expects to increase product revenue through its GSA schedule and commercially in fiscal year 2004. The company sells help desk management software to Information Technology buyers and follows up these sales by introducing the new clients to its consulting services offerings.

Management Comments
"I am very pleased with Digital Fusion's continued operating improvements, particularly with regards to our profitability results," said Nick Loglisci, Chairman of the Board. "The holiday season traditionally has fewer billing days and yet the Company was still able to show a strong earnings increase from the previous quarter. Our management's commitment to keeping utilization rates high while containing costs continues to show positive results and I am particularly excited about the new service offerings we are planning to roll-out in the coming quarters."

 "We are very pleased with the quarter and the significant improvements in our financial performance this past year," said Roy Crippen, president and chief executive officer. "We continue to focus our efforts on earning new business and growing revenue. We believe that our new offerings being introduced over the upcoming months will help us achieve our number one priority of growing our top line."

About Digital Fusion

Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.

Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit www.digitalfusion.com.

Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.

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                              DIGITAL FUSION, INC.
                      Condensed Consolidated Balance Sheets
                        (in thousands, except share data)



                                                                     December 31,
                                                                         2003          December 31,
                              ASSETS                                  (unaudited)          2002

                                                                    ----------------  ----------------
Current assets:
  Cash and cash equivalents                                        $           419   $        653
  Accounts receivable (net of allowance for doubtful
      accounts of $90 in 2003 and $325 in 2002)                                737            978
  Other current assets                                                          39             87
                                                                    ----------------  ----------------
   Total current assets                                                      1,195          1,718
Property and equipment, net                                                     29            185
Intangible assets, net                                                       3,347          3,347
Other assets                                                                    13             28
                                                                    ----------------  ----------------
   Total assets                                                    $         4,584   $      5,278
                                                                    ================  ================

                LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                            $           658   $        930
  Current maturities of long-term debt                                         611            808
  Deferred revenue                                                              21             21
                                                                    ----------------  ----------------
   Total current liabilities                                                 1,290          1,759
Interest payable - long term                                                    39             86
Long-term debt, less current maturities                                        704            517
Pension obligation                                                             295            280
                                                                    ----------------  ----------------
   Total liabilities                                                         2,328          2,642
                                                                    ----------------  ----------------

Stockholders' equity:
  Common stock, $.01 par value, authorized 16,000,000 shares,
      7,167,671 shares issued and outstanding                                   72             72
  Additional paid in capital                                                39,919         39,904
  Accumulated deficit                                                      (37,735)       (37,340)
                                                                    ----------------  ----------------
   Total stockholders' equity                                                2,256          2,636

                                                                    ----------------  ----------------
   Total liabilities and stockholders' equity                      $         4,584   $      5,278
                                                                    ================  ================



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                              DIGITAL FUSION, INC.
                 Condensed Consolidated Statements of Operations
        For the three and twelve months ended December 31, 2003 and 2002
               (unaudited, in thousands, except per share amounts)



                                                     Three months ended             Twelve months ended
                                                         December 31,                   December 31,
                                                ------------------------------    -------------------------
                                                      2003            2002           2003          2002

                                                --------------   -------------    -----------  ------------
  Revenues:
     Consulting                                $        1,404   $       2,006    $     6,075  $      9,503
     Product                                              113               -            345             -
                                                --------------   -------------    -----------  ------------
       Total revenue                                    1,517           2,006          6,420         9,503
                                                --------------   -------------    -----------  ------------
  Cost of services and goods sold:
     Consulting                                         1,003           1,548          4,580         7,319
     Product                                              106               -            325             -
                                                --------------   -------------    -----------  ------------
       Total cost of services and goods sold            1,109           1,548          4,905         7,319
                                                --------------   -------------    -----------  ------------
       Gross profit                                       408             458          1,515         2,184
                                                --------------   -------------    -----------  ------------
  Operating expenses:
     Selling, general and administrative                  200             705          1,714         3,143
     Severance and restructuring                            -             (89)             -          (271)
     Impairment of goodwill                                 -           1,200                        1,200
     Gain on forgiveness of debt                            -               -              -        (1,585)
                                                --------------   -------------    -----------  ------------
       Total operating expenses                           200           1,816          1,714         2,487
                                                --------------   -------------    -----------  ------------
       Operating income (loss)                            208          (1,358)          (199)         (303)
  Interest expense, net                                    40              61            195           100
                                                --------------   -------------    -----------  ------------
       Income (loss) before income taxes                  168          (1,419)          (394)         (403)
  Income tax benefit                                        -               -              -             -
                                                --------------   -------------    -----------  ------------
       Net income (loss)                       $          168   $      (1,419)   $      (394) $       (403)
                                                ==============   =============    ===========  ============

  Basic earnings (loss) per share              $          .02   $       (0.20)   $     (0.06) $     ( 0.06)
                                                ==============   =============    ===========  ============
  Basic weighted average common shares
   outstanding                                          7,168           7,164          7,168         7,164
                                                ==============   =============    ===========  ============

  Diluted earnings (loss) per share            $          .02   $       (0.20)   $     (0.06) $      (0.06)
                                                ==============   =============    ===========  ============
  Diluted weighted average common shares
   outstanding                                          7,168           7,164          7,168         7,164
                                                ==============   =============    ===========  ============




EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):

    Net loss                                  168            (1419)                 (394)              (403)
    Interest expense, net                      40               61                   195                100
    Amortization                                -                -                     -
    Depreciation                                7               78                   160                324
    Goodwill impairment charge                  -            1,200                     -              1,200
    Severance and restructuring                 -              (89)                    -               (271)
    Gain on forgiveness of debt                 -                -                     -             (1,585)
    (Gain)/loss on disposal of
     assets, net                                -                -                     -
                                     -------------  ---------------    ------------------      -------------
    Adjusted EBITDA                           215             (169)                  (39)              (635)
                                     =============  ===============    ==================      =============

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